                                                                     EXHIBIT 4.4

                            INTEREST ESCROW AGREEMENT

                  This INTEREST ESCROW AGREEMENT, dated as of June 30, 2003 (the "Agreement"), is entered into by and among Crum & Forster Holdings Corp., a Delaware corporation ("Holdings"), and The Bank of New York, as escrow agent (the "Interest Escrow Agent").

                  This Agreement is being entered into in connection with, and as a condition for, the release of Escrow Funds, as defined in Section 1(d) of an escrow agreement, dated as of June 5, 2003, among Holdings, Crum & Forster Funding Corp., a Delaware Corporation ("Funding"), The Bank of New York, as Trustee, and Wilmington Trust Company, as escrow agent (the "Initial Escrow Agreement").

                  The parties hereto have entered into this Agreement in order to set forth the conditions upon which, and the manner in which, funds will be disbursed from or deposited into, as the case may be, the Interest Escrow Account.

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

                  1.       Delivery and Acceptance of Interest Escrow Funds.

                  (a) Certain Definitions. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Initial Escrow Agreement. In addition to any other defined terms used herein, the following terms shall constitute defined terms for the purposes of this Agreement and shall have the meanings set forth below:

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

                  "Cash Equivalents" means:

                  (1)      United States dollars;

                  (2)      direct obligations of the United States of America;

                  (3) obligations guaranteed by the United States of America; and

                  (4) repurchase obligations in respect of any such security that are collateralized by such underlying security.

                  "Interest Escrow Account" means an account held by the Interest Escrow Agent, as escrow agent, for the benefit of the Holders, established in the name of "Interest Escrow Account by Crum & Forster to The Bank of New York, as Trustee".

                  "Interest Escrow Funds" has the meaning set forth in Section 1(e).

                  "Revised UCC" means the Uniform Commercial Code as in effect in the State of New York.

                  "Securities Account Control Agreement" has the meaning set forth in Section 1(b).

                  "Supplemental Indenture" has the meaning given such term by the Initial Escrow Agreement.

                  (b) Initial Deposit; Security Interest. Prior to the closing of the Assumption, the Interest Escrow Agent shall have established the Interest Escrow Account, and the Initial Escrow Agent (as defined in the Initial Escrow Agreement) shall, pursuant to the Initial Escrow Agreement, deposit the Interest Escrow Amount (as defined in the Initial Escrow Agreement) into the Interest Escrow Account. If the Supplemental Indenture does not become effective within two (2) Business Days of the date of deposit of the Interest Escrow Amount into the Interest Escrow Account, then notwithstanding any other provision of this Agreement, the Interest Escrow Agent shall notify the Initial Escrow Agent of such fact and shall request transfer instructions (pursuant to Sections 2(d) and 8 of the Initial Escrow Agreement) for the Initial Escrow Account and, upon receipt of written instructions from the Initial Escrow Agent, the Interest Escrow Agent shall transfer all Interest Escrow Funds to the Initial Escrow Account. The Interest Escrow Account shall be maintained by the Interest Escrow Agent as a Securities Account. The Interest Escrow Agent, the Trustee and Holdings shall execute and deliver, concurrently herewith and dated as of the date hereof, a Securities Account Control Agreement in the form attached hereto as Exhibit A (the "Securities Account Control Agreement") which, when so executed and delivered, shall be deemed to have been made a part of this Agreement. All Interest Escrow Funds accepted by the Interest Escrow Agent pursuant to this Agreement shall be held by the Interest Escrow Agent for the exclusive benefit of the Trustee and Holders, as secured parties hereunder (collectively, the "Beneficiaries") and shall be treated as Financial Assets. The Trustee will be entitled to all rights and remedies to which a person in control of Financial Assets is entitled pursuant to Part 5 of Article 8 and
Article 9 of the Revised UCC. All such funds shall be held in the Interest Escrow Account until disbursed or paid in accordance with the terms hereof. Without limiting the foregoing, if at any time the Interest Escrow Agent shall receive an "entitlement order" (as such term is defined in Section 8-102(a)(8) of the Revised UCC) issued by the Trustee and relating to the Interest Escrow Account, the Interest Escrow Agent shall comply with such entitlement order without further consent of Holdings or any other person and will accept "entitlement orders" from no other party. The Trustee has and will have exclusive (and no other person has or will have any) Security Control over the Interest Escrow Account and all assets, properties and items from time to time deposited or credited thereto.

                  (c) Maintenance of Interest Escrow Account. For the period from and after December 15, 2004 until the date thereafter (the "Rolling Escrow Termination Date") on which Holdings first meets the Ratio Test (as defined in the Indenture), Holdings shall deliver, from time to time, additional cash to the Interest Escrow Agent for deposit into the Interest Escrow Account sufficient to purchase Cash Equivalents which will, when taken together with all other Interest Escrow Funds then held in the Interest Escrow Account, provide sufficient cash to pay the next two interest payments on the Notes as they come due (the "Rolling Escrow Amount"). From and after the Rolling Escrow Termination Date, Holdings shall no longer be obligated to maintain the Rolling Escrow Amount.

                  (d) Notification; Calculation of Amounts. Holdings shall deliver to the Interest Escrow Agent, in conjunction with each deposit with the Interest Escrow Agent under Section 1(c) and as a condition to any release of the Interest Escrow Funds requested by Holdings under Section 2(b), a written statement, certified as to its mathematical accuracy by the Chief Financial Officer of Holdings, setting forth a calculation showing that the amount of cash and/or Cash Equivalents that would be available to the Interest Escrow Agent, based on the Interest Escrow Funds that would be held by the Interest Escrow Agent (after giving effect to any such deposit, investment or release, if applicable), but taking into account scheduled maturities of, and scheduled payments of interest on, the Cash Equivalents included in the Interest Escrow Funds, would:

                           (1) prior to June 15, 2005, be sufficient on each of the Interest Payment Dates through and including June 15, 2005 to pay the interest (but not any Additional Interest under the Registration Rights Agreement) due on such dates in cash as it comes due; or

                           (2) on and after December 15, 2004 (so long as the Rolling Termination Date has not occurred), be sufficient on each of the next two Interest Payment Dates to pay the interest due on such dates in cash as it comes due.

The Escrow Agent shall be under no obligation to independently confirm the calculations contained in, or the conclusions reached by, any such statement.

                  (e) Interest Escrow Funds. The Escrow Agent shall accept any amounts deposited pursuant to Sections 1(b) and 1(c) and shall hold such funds, any Cash Equivalents obtained with such funds and the proceeds thereof (collectively, the "Interest Escrow Funds").

The Interest Escrow Agent further agrees to invest any portion of the Interest Escrow Funds in Cash Equivalents as directed by Holdings in writing from time to time.

                  (f) Interest Escrow Agent Obligations. The obligation of the Interest Escrow Agent to make the payments and transfers required by this Interest Escrow Agreement shall be limited to the Interest Escrow Funds. The Interest Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to this Agreement in compliance with the provisions hereof or from the sale of any Cash Equivalents required by the terms hereof.

                  (g) Appointment of Escrow Agent. Holdings and the Trustee hereby appoint the Interest Escrow Agent, and the Interest Escrow Agent accepts appointment, as escrow agent, under the terms and conditions of this Agreement.

                  2. Disbursement of Interest Escrow Funds. (a) On each Interest Payment Date (as set forth on the Note) the Interest Escrow Agent shall release to the Paying Agent an amount equal to (i) $51.875 per $1,000 aggregate principal amount of Notes issued and outstanding on the related Record Date (as set forth on the Note) for each Interest Payment Date other than December 15, 2003 or (ii) on December 15, 2003 such amount shall equal $54.75694444 per $1,000 aggregate principal amount of Notes issued and outstanding on the related Record Date.

                  (b) If, the Interest Escrow Agent receives a written request from Holdings to release a portion of the Interest Escrow Funds to Holdings, the Interest Escrow Agent shall release such funds, provided that the request complies with the requirements of Section 1 (d) hereof. Further, Holdings may only request (i) if a portion of the Notes are retired by Holdings, the release of Interest Escrow Funds representing the amount of interest payments that would have been required to be held in the Interest Escrow Account on such retired Notes promptly after such Notes are retired and (ii) at any time following December 15, 2004, (but no more than once per fiscal quarter) in an amount equal to the amount in excess of the amount required to be held in the Interest Escrow Account pursuant to Section 1(d).

                  (c) Notwithstanding paragraph 2(b) above, if the Interest Escrow Agent receives a written notice from the Trustee that a Default has occurred and is continuing, the Interest Escrow Agent will not release any Interest Escrow Funds to Holdings unless and until the Interest Escrow Agent receives a notice from the Trustee that such Default is not continuing.

                  (d) If the Interest Escrow Agent receives a written notice from the Trustee that the principal of and accrued interest on the Notes (the "Default Amount") has become immediately due and payable pursuant to
Section 6.2 of the Indenture (an "Acceleration Event") together with a Notice of Sole Control, the Interest Escrow Agent shall liquidate all Interest Escrow Funds then held by it within one Business Day after it receives such notice, and shall release to the Paying Agent for payment to the Holders an amount of Interest Escrow Funds sufficient to pay the Default Amount. The Interest Escrow Agent shall release all remaining Interest Escrow Funds in excess of such Default Amount to Holdings or to any other person legally entitled thereto.

                  If an Event of Default specified in Section 6.1(a) of the Indenture shall occur, the Interest Escrow Agent shall promptly liquidate an amount of Interest Escrow Funds sufficient to cure the Event of Default and Holdings shall promptly deposit into the Interest Escrow Account such amount.

                  3. Termination. Upon the release of any Interest Escrow Funds to Holdings in accordance with Section 2, such Interest Escrow Funds shall be delivered to Holdings free and clear of any and all interests and liens of any Person, including, without limitation, the Interest Escrow Agent, the Trustee and the Holders. This Agreement shall terminate upon the release of all Interest Escrow Funds in accordance with Section 2 hereof; provided, however, that it is expressly agreed that the provisions of Sections 4 and 7(a) hereof shall survive any such termination.

                  4. Indemnity. Holdings agrees to indemnify the Interest Escrow Agent, and its officers, directors, employees and agents, for, and to hold it and each of them harmless against, any and all loss, liability, damage, claim or expense including taxes (other than those based upon, measured by or determined by the income of the Interest Escrow Agent) arising out of or in connection with this Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability (whether asserted by Holdings or any other person); provided, however, that Holdings will not be liable for indemnification or otherwise for any loss, liability or expense to the extent arising out of the gross negligence, willful misconduct or bad faith of the Interest Escrow Agent. The Initial Escrow Agent hereby agrees that it will not make any claims of any nature against the Escrow Funds.

                  5. Modifications, Waivers and Amendments. No party shall be bound by any modification, amendment, termination (except as provided in Section 3), cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by the parties hereto, and, if its rights, duties, immunities or indemnities as are affected thereby, unless it shall have given its prior written consent thereto. This Agreement may not be modified in any way that would conflict with the Indenture.

                  6. Grant of Security Interests; Instructions to Interest Escrow Agent. As security for the full and timely payment and performance of the Secured Obligations, Holdings hereby irrevocably grants a perfected first priority security interest in and pledges, assigns and sets over to the Trustee for its benefit and the benefit of the Holders of all of Holdings' right, title and interest in, to and under the following whether now or hereafter existing or acquired (collectively, the "Collateral"): (i) the Interest Escrow Account, and all Financial

Assets and other property from time to time placed or deposited in, or delivered to the Interest Escrow Agent for placement or deposit in, the Interest Escrow Account, including, without limitation, all funds held therein, and all Cash Equivalents held by (or otherwise maintained in the name of) the Interest Escrow Agent pursuant to Section 1; (ii) all security entitlements (as such term is defined in Section 8-102(a) of the Revised UCC) from time to time credited to the Interest Escrow Account; (iii) all claims and rights of whatever nature which Holdings may now have or hereafter acquire against any third party(ies) in respect of any of the Collateral described in this Section 6(a) (including any claims or rights in respect of any security entitlements credited to an account of the Interest Escrow Agent maintained at The Depository Trust Company or any other clearing corporation) or any other securities intermediary (as such terms are defined in Section 8-102(a) of the Revised UCC); (iv) all rights which Funding may now have or hereafter acquire against the Interest Escrow Agent in respect of its holding and managing all or any part of the Collateral; and (v) all proceeds (as such term is defined in Section 9-102(a) of the Revised UCC) of any of the foregoing. The Interest Escrow Agent hereby acknowledges the Trustee's security interest as set forth in this Section 6. Holdings shall take all actions and shall direct the Trustee in writing to take all actions reasonably necessary on its part to ensure (i) the continuance of a security interest in the Collateral in favor of the Trustee for its benefit and for the benefit of the Holders in order to secure all the Secured Obligations and (ii) that such security interest is at all times a perfected first priority security interest. Holdings shall not grant or cause or permit any other person to obtain a security interest, encumbrance, lien or other claim, direct or indirect, in Holdings' right, title or interest in the Interest Escrow Account or any Collateral.

                  Holdings and the Trustee hereby irrevocably instruct the Interest Escrow Agent to, and the Interest Escrow Agent shall, (i) (A) maintain the Interest Escrow Account for the sole and exclusive benefit of the Trustee on its behalf and on behalf of the Holders in accordance with the terms of this Agreement and the Securities Account Control Agreements (B) take all steps reasonably specified in writing by Holdings pursuant this Section 6(a) to cause the Trustee to enjoy continuous perfected first priority security interest under the UCC, any other applicable statutory or case law or regulation of the State of New York and any applicable law or regulation of the United States in the Collateral and (C) except as otherwise required by law, maintain the Collateral free and clear of all liens, security interests, safekeeping or other charges, demands and claims of any nature now or hereafter existing in favor of anyone other than the Trustee or Holders; (ii) promptly notify the Trustee if the Interest Escrow Agent receives written notice that any person other than the Trustee has a lien, security interest, charge, demand or claim of any nature upon any portion of the Collateral; and (iii) in addition to disbursing the Interest Escrow Funds and all other Collateral held in the Interest Escrow Account pursuant to Section 2, upon receipt of a Notice of Sole Control (substantially in the form of Exhibit A attached to the Interest Escrow Agreement), the Interest Escrow Agent shall, as promptly as practicable, disburse all Interest Escrow Funds and other Collateral held in the Interest Escrow Account to or as directed by the Trustee and, to the extent permissible by applicable law, transfer title to all Cash Equivalents held by the Interest Escrow Agent hereunder to or as directed by the Trustee.

                  The security interest provided for by this Section 6(a) shall automatically terminate and cease as to, and shall not extend or apply to, and the Trustee shall have no security interest in, any property constituting Collateral disbursed by the Interest Escrow Agent pursuant in accordance with the provisions of this Agreement.

                  The Interest Escrow Agent shall act solely as the Trustee's agent in connection with its duties under this Section 6(a), notwithstanding any other provision contained in this Agreement, without any right to receive compensation from the Trustee and without any authority to obligate the Trustee or to compromise or pledge its security interest hereunder. Accordingly, the Interest Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Collateral provided for herein.

                  Upon demand, Holdings will execute and deliver to the Trustee such instruments and documents as are necessary or advisable to confirm or perfect the rights of the Trustee under this Agreement and Trustee's interests in the Collateral. The Trustee shall be entitled but not obligated to take all necessary action to preserve and protect the lien and security interest created hereby upon the Collateral. Holdings will pay all costs and expenses incurred in connection with any of the foregoing.

                  Upon the occurrence of an Event of Default under the Indenture and for so long as such Event of Default continues, Holdings hereby appoints the Trustee as its attorney-in-fact with full power of substitution to do any act which Holdings is obligated hereunder to do, and the Trustee may, but shall not be required to, exercise such rights as Holdings might exercise with respect to the Collateral and take any action in Holdings' name to protect the Trustee's security interest and lien granted hereunder. In addition to the rights provided under this Section 6(a), upon the occurrence of an Event of Default under the Indenture and for so long as such Event of Default continues, the Trustee may, but shall not be required to, exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or in the Securities Account Control Agreement or otherwise available to it, its right to issue an "entitlement order" (within the meaning of Section 8-102(a)(8) of the UCC) and all other rights and remedies of secured parties under the UCC or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to Holdings except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. Holdings agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Holdings of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  If at any time the Interest Escrow Agent shall receive an "entitlement order" (within the meaning of Section 8-102(a)(8) of the UCC) issued by the Trustee and relating to the Interest Escrow Account, the Interest Escrow Agent shall comply with such entitlement order without further consent by Holdings or any other person.

                  7. Concerning the Interest Escrow Agent. (a) The initial fee of the Interest Escrow Agent hereunder is $19,000, which fee shall be nonrefundable and paid in advance by Holdings or as otherwise agreed by Holdings and the Interest Escrow Agent in writing. Holdings also agrees to pay on demand the reasonable costs and expenses of the Interest Escrow Agent, including the reasonable fees and expenses of counsel selected by the Interest Escrow Agent, incurred in connection with its duties hereunder.

                  (b) The Interest Escrow Agent shall exercise the same degree of care toward the Interest Escrow Funds as it exercises toward its own similar property and shall not be held to any higher standard of care under this Agreement, nor be deemed to owe any fiduciary duty to Holdings.

                  (c) The Interest Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person (it being understood that the only people authorized to act on behalf of Holdings are identified on incumbency certificates substantially in the form of Exhibit B hereto delivered to the Interest Escrow Agent and upon which it may conclusively rely), and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own gross negligence, willful misconduct or bad faith. The duties of the Interest Escrow Agent shall be determined only with reference to this Agreement and applicable laws and the Interest Escrow Agent is not charged with any knowledge of, or any duties or responsibilities in connection with, any other document or agreement that has been reviewed by the Interest Escrow Agreement and its counsel. If in doubt as to its duties and responsibilities hereunder, the Interest Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in good faith in reliance on the advice or opinion of such counsel.

                  (d) The Interest Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

                  (e) Nothing in this Agreement shall be deemed to impose upon the Interest Escrow Agent any duty to qualify to do business or to act as agent or otherwise in any jurisdiction other than the State of New York.

                  (f) The Interest Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement, any agreement amendatory or supplemental hereto or of any certificates delivered to it hereunder.

                  (g) The Interest Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

                  (h) The Interest Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

                  (i) The Interest Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to Holdings at the address set forth herein or at such other address as Holdings shall provide, at least 30 days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, all cash and other payments and all other property then held by the Interest Escrow Agent hereunder shall be delivered by it to a successor escrow agent, provided that such successor escrow agent has agreed to the control provisions of the Securities Account Control Agreement. If no successor escrow agent is appointed, the Interest Escrow Agent at the expense of Holdings may apply to a court of competent jurisdiction for such appointment.

                  (j) If the Interest Escrow Agent should at any time be confronted with inconsistent claims or demands to the Interest Escrow Funds, the Interest Escrow Agent shall have the right, but not the duty, to interplead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to the Interest Escrow Funds. In the event the Interest Escrow Agent no longer holds any Interest Escrow Funds, it shall be released from any obligation or liability as a consequence of any such claims or demands.

                  (k) The Interest Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties, or in the exercise of any rights or powers, and shall not be required to take any action which, in the Interest Escrow Agent's sole judgment, could involve it in expense or liability unless furnished with security and indemnity which the Interest Escrow Agent deems, in its sole discretion, to be satisfactory.

                  (l) Whenever the Interest Escrow Agent is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement or of the action to be taken by it hereunder, or otherwise determines instruction to be necessary, desirable or appropriate, the Interest Escrow Agent shall promptly give notice (in such form as shall be reasonable under the circumstances) to Holdings requesting instruction as to the course of action to be adopted, and, to the extent the Interest Escrow Agent acts in good faith in accordance with any such instruction received from Holdings, the Interest Escrow Agent shall not be liable on account of such action or inaction to any person. If the Interest Escrow Agent shall not have received appropriate instruction within ten Business Days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement, as it shall in good faith deem appropriate, and shall have no liability to any person for such action or inaction.

                  8. Notices. All notices required to be given hereunder shall be in writing and shall be deemed sufficiently given when received by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested at the following addresses until such time as the parties hereto designate a different or additional address or addresses:

                  If to Holdings or Funding:

                           Crum & Forster Holdings Corp.
                           305 Madison Avenue
                           P.O. Box 1973
                           Morristown, New Jersey 07962
                           Attention: Chief Financial Officer
                           Telephone: (973) 490-6600
                           Facsimile: (973) 490-6849

                  With a copy to:

                           Shearman & Sterling
                           Commerce Court West, 199 Bay Street
                           Suite 4405, P.O. Box 247
                           Toronto, Ontario M5L 1E8
                           Attention: Christopher Cummings
                           Telephone: (416) 360-8454
                           Facsimile: (416) 360-2958

                  To the Interest Escrow Agent:

                           The Bank of New York
                           101 Barclay Street, Floor 8W
                           New York, NY 10286
                           Telephone: (212) 815-6908
                           Facsimile: (212) 815-5707

                  9. Miscellaneous. (a) This Agreement sets forth exclusively the duties of the Interest Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Interest Escrow Agent.

                  (b) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one agreement.

                  (c) This Agreement shall be governed by the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first written above.

                                        THE BANK OF NEW YORK,
                                             as Escrow Agent

                                        By: /s/ MARIE TRIMBOLI
                                            -------------------------------
                                            Name:  Marie Trimboli
                                            Title: Assistant Vice President

                                        THE BANK OF NEW YORK,
                                             as Trustee under the Indenture

                                        By: /s/  MARIE TRIMBOLI
                                            -------------------------------
                                            Name:  Marie Trimboli
                                            Title: Assistant Vice President

                                        CRUM & FORSTER HOLDINGS CORP.

                                        By: /s/ V. PREM WATSA
                                            -------------------------------
                                            Name:  V. Prem Watsa
                                            Title: Chief Executive Officer

                                                                       EXHIBIT A

                 [FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT]

                                                                       EXHIBIT B

                                     FORM OF
                            CERTIFICATE OF INCUMBENCY

                  The undersigned, [authorized officer's name], [authorized officer's title], of Crum & Forster Holdings Corp. (the "Company"), hereby certifies that the following named agent is duly appointed, qualified and acting in the capacity set forth opposite his name, is authorized to take any action on behalf of the Company with respect to the Escrow Agreement, dated as of [ ], 2003, among the Company, The Bank of New York, as trustee and escrow agent the following signature is the true and genuine signature of said agent.

      Name                              Title                   Signature

     [Name]                            [Title]                  ________________

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Incumbency to be executed by the undersigned duly authorized this _____ day of _______, 2003.

                                     CRUM & FORSTER FUNDING CORP.

                                     By: _______________________________________
                                         Name:    [authorized officer's name]
                                         Title:   [authorized officer's title]